Exhibit 99.1

	CONTACT:	Dave Farmer
FOR IMMEDIATE RELEASE		508 293 7206
farmer_dave@emc.com

EMC COMPLETES SMARTS ACQUISITION

HOPKINTON, Mass. - February 2, 2005 - EMC Corporation, the world leader in information storage and management, today announced that it has completed the acquisition of SMARTS, a privately held technology leader in event automation and real-time network systems management software. Under the terms of the acquisition agreement announced on December 21, 2004, EMC acquired SMARTS for approximately $260 million in cash, subject to certain post-closing adjustments.

In addition to expanding SMARTS’ current network systems management market presence, EMC plans to apply the world-class SMARTS modeling, correlation and root cause analysis technology to expand its lead in information and storage management.

Joe Tucci, President and CEO, EMC Corporation, said, “The addition of SMARTS expands EMC’s presence into an adjacent and fast-growing market: network systems management. We’ve hit the ground running and already have begun to apply the necessary resources to grow the current SMARTS business while executing on and expanding the SMARTS product roadmap. EMC will extend and leverage the SMARTS portfolio to support current and future SMARTS customer requirements while exploring a range of new storage-specific opportunities for SMARTS technology.”

Over time, SMARTS will enable EMC storage management software to intelligently correlate and determine root cause problems and present a plan of action for critical problems across a storage network. The health, well-being and management of the information network will serve as a cornerstone for any comprehensive information lifecycle management (ILM) strategy.

“As a long-time customer of both EMC and SMARTS, we’re very excited by today’s news,” said James Lancaster, Vice President, Fifth Third Bank. “Both companies have a complementary vision for the future. We see this as a prime opportunity for EMC to build SMARTS’ core business as well as drive the technology into the storage domain. From a customer perspective, this is definitely a winning proposition.”

Immediately following the announcement of EMC’s intent to acquire SMARTS, the two companies assembled a cross-company, cross-functional team to analyze and plan for SMARTS integration into EMC. Planning is complete, and SMARTS now will be integrated into the EMC Software Group. The specialized SMARTS sales force and channel partners, including Cisco, will continue to sell SMARTS offerings while leveraging the EMC direct sales force for expanded growth.

EMC will also further enhance SMARTS’ strong customer support capabilities. For example, with the addition of EMC personnel and infrastructure, customers will have true follow-the-sun global support.

In addition to extending the SMARTS technology to create solutions tailored to key industry verticals such as healthcare, financial and converging telecommunications services, EMC also will make SMARTS’ technology available to existing EMC partners for integration into their offerings.

Patented SMARTS modeling and correlation technologies dynamically capture knowledge about the interrelationships, behaviors and characteristics of any IT environment to be managed. SMARTS InCharge(tm) software products automatically pinpoint root cause problems, calculate their impact across technology domains and present the logical action plan required to keep business services up and running. SMARTS InCharge is used by the world’s leading enterprises and service providers to increase availability and performance of mission-critical, revenue-generating business services while significantly reducing operational costs.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services and solutions for information storage and management that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com

EMC and SMARTS are registered trademarks, and InCharge is a trademark of EMC Corporation. All other trademarks are the property of their respective owners.

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) risks associated with acquisitions and investments, including the challenges and costs of integration, restructuring and achieving anticipated synergies; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (vi) component and product quality and availability; (vii) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (viii) insufficient, excess or obsolete inventory; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.